Exhibit 22.1


                         Comdisco Holding Company, Inc.
              Subsidiaries of the Registrant as of December 1, 2006

              Subsidiary State or Sovereign Power of Incorporation

Subsidiaries included in the Registrant's consolidated financial statements:

Comdisco Australia Pty. Ltd......................................New South Wales
Comdisco Canada Ltd......................................................Ontario
Comdisco Canada Equipment Finance Limited Partnership....................Ontario
Comdisco Investment Group, Inc. ........................................Delaware
Comdisco Management GmbH ................................................Germany
Comdisco, Inc. .........................................................Delaware
Comdisco de Mexico, S.A. de C.V...........................................Mexico